GE Capital Services Press Release
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General Electric Capital Corporation
260 Long Ridge Road, Stamford, CT 06927

Contact:  Mary Horne
          (203)357-4428



                      GENERAL ELECTRIC CAPITAL CORPORATION
                  ("GE CAPITAL") RECOMMENDED CASH TENDER OFFER
                   FOR CENTRAL TRANSPORT RENTAL GROUP ("CTR")

                               EXPIRATION OF OFFER

         STAMFORD, CONN., November 24, 1997 - The Offer by GE Capital to acquire the whole of the issued and to be issued share capital of CTR at 16 pence for each CTR Share and 48 pence for each CTR American Depositary Share ("ADS") expired at 10:00 p.m. (London time), 5:00 p.m. (New York City time), on Friday, November 21, 1997.

         As of 10:00 p.m. (London time), 5:00 p.m. (New York City time), on Friday, November 21, 1997, 61,950 CTR ADSs had been tendered pursuant to Notices of Guaranteed Delivery. Pursuant to notices posted in accordance with the provisions of section 429(4) of the Companies Act 1985, GE Capital compulsorily acquired on November 24, 1997 the remaining CTR Shares (including CTR Shares representing CTR ADSs) not tendered pursuant to the Offer. Pursuant to the Offer and the compulsory acquisition, GE Capital now owns 100% of the issued and outstanding CTR Shares.